EXHIBIT 16





October 27, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, DC  20549

Dear Sirs/Madams:

We have read and agree with the comments in the first four paragraphs of Item 4 of the Form 8-K on Health Fitness Corporation dated October 20, 1998. We have no basis for agreeing or disagreeing with paragraph five of Item 4 of such Form 8-K.

Very truly yours,


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Minneapolis, Minnesota